[LETTERHEAD OF MORRISON & FOERSTER LLP]

October 6, 2003

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Re: Registration Statement on Form S-3 (No. 333-109244)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (No. 333-109244) of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on September 29, 2003, and all amendments thereto (collectively, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of up to 8,050,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (which includes up to 1,050,000 shares subject to the underwriters’ over-allotment option). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares.

We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus included therein.

Very truly yours,

/s/    MORRISON & FOERSTER